UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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GALENA BIOPHARMA, INC.
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July 8, 2016

Dear Shareholders,

According to our latest records, we have not received your voting instructions for our 2016 Annual Meeting of Stockholders to be held on July 14, 2016. As your views are important to us, we encourage you to cast your vote as soon as possible. If you have already voted your proxy, please disregard this notice.

For the reasons set forth in the proxy statement, the Board of Directors recommends that you vote FOR all proposals. In particular, we are requesting you vote FOR Proposal 2 to Increase our Authorized Common Stock. Without additional authorized shares, the company may not be able to raise capital and may not have the ability to fund our operations beyond this year. Details on the full proposal can be accessed here: http://www.ezodproxy.com/galenabiopharma/2016/proxy/HTML1/galena_biopharma-proxy2016_0030.htm

Earlier today, we hosted a webcast and conference call to discuss the current status of the company. The archived webcast replay can be accessed on our website, and key points from the discussion included:

•	Per the recommendation from the IDMC, we have stopped the PRESENT Trial, and initiated an investigation into the causes of the recommendation.

•	We are focused on understanding and maintaining the value of NeuVax and ensuring we preserve the quality of the data we have accumulated to date.

•	Combination trials with NeuVax and trastuzumab remain ongoing and we are working with our investigators and collaborators on these programs.

•	GALE-301/GALE-302 earlier stage trials remain ongoing, with recently published data.

•	For GALE-401, we are completing a comprehensive review of the program and we plan to meet with the FDA this Fall.

Please vote via the internet (www.proxyvote.com) or telephone (toll-free number on the voting card sent to you). You will need to have your voting instruction form in hand.

Thank you for your cooperation, and we appreciate your support.

Sincerely,

Mark W. Schwartz, PhD
President and Chief Executive Officer

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583 / Phone: +1 (925) 498-7700 Fax: +1 (925) 498-7799
Email: info@galenabiopharma.com www.galenabiopharma.com